EXHIBIT 5
                                                                ---------

   Shirley M. Lukitsch
   (312) 258-5602



                               August 20, 1998




   Scotsman Industries, Inc.
   820 Forest Edge Drive
   Vernon Hills, Illinois 60061

        RE: REGISTRATION ON FORM S-8 OF 100,000 SHARES OF COMMON STOCK ISSUABLE UNDER THE KYSOR INDUSTRIAL CORPORATION 401(K) PLAN

   Ladies and Gentlemen:

             We have acted as counsel to Scotsman Industries, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 100,000 shares of common stock, par value $0.10 per share, of the Company, and the related common stock purchase rights (including such rights, the "Shares"), to be offered and sold pursuant to the terms of the Kysor Industrial Corporation 401(k) Plan (the "Plan"). The Registration Statement also covers an indeterminate amount of interests to be offered and sold under the Plan.

             In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein. Based on the foregoing, it is our opinion that those Shares that are originally issued shares, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By:/s/ Shirley M. Lukitsch
                                         -------------------------------
                                           Shirley M. Lukitsch
   SML:sl